UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2011
PROLOGIS
(Exact name of registrant as specified in charter)

Maryland	1-12846	74-2604728
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (303) 567-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On May 25, 2011, ProLogis settled on its mandatory tender offer for all of the ordinary and convertible preferred units of ProLogis European Properties, a Luxembourg closed-ended investment fund (Euronext/Amsterdam: PEPR, hereafter “PEPR”), managed by an affiliate of ProLogis. Pursuant to the tender offer and open-market purchases made during the tender period, ProLogis acquired 96,547,538 ordinary units and 2,728,161 convertible preferred units for an aggregate purchase price of approximately €615.5 million ($865.9 million). ProLogis funded the purchases through borrowings under its Global Line of Credit and a €500 million bridge facility from J.P. Morgan Europe Limited, as administrative agent, and JPMorgan Chase Bank, N.A., London Branch, as a lender. Following the tender offer, ProLogis owns an aggregate of 170,661,111 ordinary units and 9,744,017 convertible preferred units. Based on information published by PEPR as to the total number of PEPR ordinary and convertible preferred units in issue, this holding will represent directly or indirectly 89.58% of PEPR’s ordinary units and 94.62% of PEPR’s convertible preferred units. The financial results of PEPR will be consolidated with those of ProLogis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS

Date: May 31, 2011	By:	/s/ Edward S. Nekritz Name: Edward S. Nekritz
Title: General Counsel and Secretary